Exhibit 99.1

N E W S     R E L E A S E

ATMEL RECEIVES ADDITIONAL NASDAQ NOTICE
SAN JOSE, CA, May 18, 2007 . . . On May 10, 2007, Atmel® Corporation (NASDAQ: ATML) filed a Form 12b-25 with the Securities and Exchange Commission indicating that it would not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2007. As expected, on May 14, 2007, Atmel received a notice of non-compliance from the Staff of The NASDAQ Stock Market, in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of the Form 10-Q.
Also on May 10, 2007, the Company received the decision of the NASDAQ Listing and Hearing Review Council (the “Listing Council”) in response to the Company’s request for continued listing on the NASDAQ Global Select Market. Specifically, the Listing Council granted the Company’s request for an extension within which to satisfy NASDAQ’s filing requirement, through June 8, 2007.
As previously announced, Atmel received notices of non-compliance from NASDAQ on August 14, 2006 and November 14, 2006 due to delays in the filing of the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, respectively (together with the Quarterly Report on Form 10-Q for the period ended March 31, 2007, the “Forms 10-Q”) and on March 8, 2007 due to the delay in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”). The Forms 10-Q and Form 10-K filing delays are attributable to the fact that the Audit Committee of the Board of Directors has been conducting an independent investigation regarding the timing of past stock option grants and other potentially related issues.
As previously disclosed, in response to the first notice of non-compliance, Atmel requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted the Company’s request for continued listing subject to the requirements that Atmel provide the Panel with certain information relating to the Audit Committee’s investigation, which was subsequently submitted to the Panel, and that the Company file the Forms 10-Q and any necessary restatements by February 9, 2007.

On January 22, 2007, the Listing Council determined to call the Company’s matter for review. The Listing Council also determined to stay the Panel decision that required the Company to file the Forms 10-Q by February 9, 2007. In connection with the call for review, the Listing Council requested that the Company provide an update on its efforts to file the delayed reports, which it did on March 2, 2007.
As disclosed in the Company’s current report on Form 8-K filed with the SEC on May 1, 2007, the Audit Committee has substantially completed its independent investigation. As a result of the measurement date errors identified during the Audit Committee’s investigation, the Company has determined that material stock-based compensation adjustments are required for measurement date errors in the period beginning in 1993 and continuing through January 2004. The Company estimates that aggregate non-cash stock-based compensation expenses for the period from 1993 through 2005, excluding related income tax adjustments, will be approximately $125 million. Any such compensation expenses would have the effect of decreasing net income or increasing net loss and decreasing retained earnings or increasing accumulated deficit as reported in the Company’s historical financial statements.
The Audit Committee is making every effort to finalize its investigation and the Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market prior to the Listing Council’s deadline of June 8, 2007. The Company anticipates filing the Forms 10-Q and the Form 10-K as soon as practicable.
Safe Harbor for Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements regarding the description, amount and timing of pre-tax, non-cash stock-based compensation charges, the effects of the charges on the Company’s past financial statements, the filing of the Company’s delayed and restated SEC reports and other statements of expectation and belief. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the discovery of additional information relevant to the independent investigation, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company’s stock option grants and the impact of the independent investigation on the amount and timing of previously recorded stock-based compensation and the impact of other potentially related issues, the timing of review and conclusions of the Company’s independent registered public accounting firm regarding the Company’s stock option grants and related accounting, accounting adjustments to the Company’s financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, an unanticipated delay in the preparation and filing of the Company’s required reports with the SEC or an inability to meet the requirements of the NASDAQ Global Select Market for continued listing of the Company’s shares, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q report for the quarter ended March 31, 2006, filed on May 10, 2006.
The independent investigation has had and may in the future have an impact on the Company’s ability to file required reports with the SEC on a timely basis; its ability to meet the requirements of the NASDAQ Global Select Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
###